Exhibit 4.1
OPTUMCARE
EXECUTIVE SAVINGS PLAN
(Restated Effective January 1, 2021)

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9.4	Payment to Beneficiary Upon Death of Participant	16
9.5	Designation of Beneficiaries	16
9.6	Death Prior to Full Distribution	18
9.7	Facility of Payment	18
9.8	In-Service Distributions	19
9.9	Distributions in Cash	20
9.10	Rule Governing Distribution Elections	21
SECTION 10 FUNDING OF PLAN		21
10.1	Unfunded Plan	21
10.2	Corporate Obligation	21
SECTION 11 AMENDMENT AND TERMINATION		21
11.1	Amendment and Termination	21
11.2	No Oral Amendments	22
11.3	Plan Binding on Successors	22
SECTION 12 DETERMINATIONS — RULES AND REGULATIONS		22
12.1	Determinations	22
12.2	Rules, Regulations and Procedures	22
12.3	Method of Executing Instruments	22
12.4	Original Claim	22
12.5	Limitations and Exhaustion	25
SECTION 13 PLAN ADMINISTRATION		26
13.1	Administrator	26
13.2	Delegation	27
13.3	Conflict of Interest	27
13.5	Service of Process	27
13.6	Expenses	27
13.7	Tax Withholding	27
13.8	Certifications	27
13.9	Errors in Computation or Payment	27
SECTION 14 CONSTRUCTION
14.1	Applicable Laws	28
14.2	Effect on Other Plans	28
14.3	Rules of Document Construction	29
14.4	Choice of Law	29
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14.5	No Employment Contract	29
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OPTUMCARE EXECUTIVE SAVINGS PLAN
(Restated Effective January 1, 2021)

SECTION 1
INTRODUCTION AND DEFINITIONS

1.1    Statement of Plan. Effective January 1, 2014, Optum Medical Services, P.C. (the “Plan Sponsor”) and certain affiliated corporations (hereinafter together with the Plan Sponsor sometimes collectively referred to as the “Employers”) created and established a nonqualified, unfunded, deferred compensation plan (the “Plan”) for the benefit of a select group of management or highly compensated employees of the Employers to defer the receipt of compensation which would otherwise be paid to those employees. The Plan was previously amended and restated effective January 1, 2020 under the name Optum Partner Services Executive Savings Plan. The Plan is hereby amended and restated in its entirety under the name OptumCare Executive Savings Plan, effective as of January 1, 2021.

1.2    Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

1.2.1.    Account - the separate bookkeeping account established for each Participant which represents the separate unfunded and unsecured general obligation of the Employers established with respect to each person who is a Participant in this Plan in accordance with Section 2 and to which are credited the dollar amounts specified in Sections 3, 4 and 5 and from which are subtracted payments made pursuant to Section 9. To the extent necessary to accommodate and effect the distribution elections made by Participants pursuant to Section 9.3 or Section 9.8.1, separate bookkeeping sub-accounts shall be established with respect to each of the several annual forms of distribution elections and specified date withdrawal elections made by Participants.

1.2.2    Administrator - the UnitedHealth Group Employee Benefits Plans Administrative Committee.

1.2.3.    Affiliate - a business entity which is not an Employer but which is part of a “controlled group” with the Employer or under “common control” with an Employer, as those terms are defined in section 414(b) and (c) of the Code (applying an eighty percent (80%) common ownership standard except for purposes of determining whether a Participant has incurred a Separation from Service, for which purpose a fifty percent (50%) common ownership standard shall be applied in accordance with Treasury Regulation §1.409A-1(h)(3)). A business entity which is a predecessor to an Employer shall be treated as an Affiliate if the Employer maintains a plan of such predecessor business entity or if, and to the extent that, such treatment is otherwise required by regulations under section 414(a) of the Code. A business entity shall also be treated as an Affiliate if, and to the extent that, such treatment is required by regulations under section 414(o) of the Code. In addition to said required treatment, the OptumCare Committee may, in its discretion, designate as an Affiliate any business entity which is not such a “controlled group,” “common control” or “predecessor” business entity but which is otherwise affiliated with an Employer, subject to such limitations as the OptumCare Committee may impose.

1.2.4.    Annual Valuation Date - each December 31.

1.2.5.    Base Salary - a Participant’s base or regular compensation, including vacation, sick leave, or other forms of paid time off, but excluding short-term disability benefit payments, all forms of non-cash compensation, all Incentive Awards, and amounts paid in addition to base compensation, including by way of illustration but not limited to medical director fees, hospital pay and stipends, overtime, premium shift pay, bonuses, referral awards, and severance or separation pay. The OptumCare Committee may include certain classes of compensation in, or exclude classes of compensation from, Base Salary, by action communicated to Participants during the election period described in Section 4.2.1.

1.2.6.    Beneficiary - a beneficiary designated by a Participant (or automatically by operation of the Plan) to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A beneficiary so designated shall not be considered a Beneficiary until the death of the Participant.

1.2.7.    Code - the Internal Revenue Code of 1986, as amended.

1.2.8.    Effective Date - January 1, 2021. Except as otherwise provided herein, the benefits payable to any Participant who incurred a Separation from Service prior to January 1, 2021, shall be determined by the substantive terms of the Plan as then in effect.

1.2.9.    Eligible Employee —

(a)    In General. Any physician employed by an Employer earning a Base Salary of not less than $150,000. In order to be an Eligible Employee, an Employee must be earning a Base Salary of not less than $150,000, regardless of whether the Employee is employed at a full-time level.

(b)    Authority to Make Changes. Notwithstanding the foregoing, the OptumCare Committee may from time to time in its discretion modify the criteria for Eligible Employees, provided that in no event shall any person be considered an Eligible Employee who is not a member of a select group of management or highly compensated employees (as that expression is used in ERISA).

1.2.10. Employers – the Plan Sponsor; each business entity listed as an Employer in the Schedule I to this Plan; any other business entity that employs persons who are selected for participation under Section 2.3 of this Plan; and any successor thereof.

1.2.11. ERISA - the Employee Retirement Income Security Act of 1974, as amended.

1.2.12. Incentive Award - any incentive awards that are payable under any incentive plan designated by the OptumCare Committee that relate to a performance period of not more than one year, excluding any Performance Award.

1.2.13. OptumCare Committee – the OptumCare Employee Benefits Plans Committee.

1.2.14. Participant - an employee of an Employer who is selected for participation in this Plan in accordance with the provisions of Section 2 and who has elected to defer compensation under Section 4. An employee who has become a Participant shall continue to be a Participant in this Plan until the date of the Participant’s death or, if earlier, the date when the Participant has received a distribution of the Participant’s entire Account.

1.2.15. Performance Award - any incentive awards that are payable under any long-term incentive plan designated by the OptumCare Committee.

1.2.16. Plan - the nonqualified, unfunded, deferred compensation programs maintained by the Employers for the benefit of Participants eligible to participate therein, as set forth in this Plan document. The Plan is currently known as the OptumCare Executive Savings Plan. Prior to January 1, 2021, the Plan was known as the Optum Partner Services Executive Savings Plan.

1.2.17. Plan Sponsor - Optum Medical Services, P.C., or any successor thereto.

1.2.18. Plan Year - the calendar year, or such other twelve (12) consecutive month period as may be designated by the Administrator.

1.2.19. Separation from Service - a severance of an employee’s employment relationship with the Employers and all Affiliates for any reason as defined in section 409A of the Code and Treasury Regulation § 1.409A-1(h). The Employers shall determine whether an employee has incurred a Separation from Service in accordance with section 409A of the Code and Treasury Regulation § 1.409A-1(h).

1.2.20. Specified Employee - an employee who, as of the date of the employee’s Separation from Service, is a key employee of an Employer or an Affiliate within the meaning of section 409A of the Code and determined pursuant to procedures adopted by UnitedHealth Group.

1.2.21. UnitedHealth Group - UnitedHealth Group Incorporated, a Delaware corporation that is the common parent corporation of the group that includes the Plan Sponsor, or any successor thereto.

1.2.22. UnitedHealth ESP — The UnitedHealth Group Executive Savings Plan, a nonqualified deferred compensation plan maintained by UnitedHealth Group for the benefit of certain employees of UnitedHealth Group and its subsidiaries.

1.2.23. Valuation Date - any day that the U.S. securities markets are open and conducting business.

SECTION 2
ELIGIBILITY TO PARTICIPATE

2.1    Selection for Participation in the Plan. Only Eligible Employees who are selected for participation in this Plan by the Administrator and who are notified that they are selected for participation shall be eligible to become a Participant in this Plan. The Administrator shall not select any employee for participation unless the Administrator determines that such employee is a member of a select group of management or highly compensated employees (as that expression is used in ERISA).

2.2    Enrollment Requirements. As a condition of participation, each selected employee who is eligible to participate in this Plan as of the first day of a Plan Year shall complete, execute and return to the Administrator or its designee an election form prior to the first day of such Plan Year, or such earlier deadline as may be established by the Administrator or its designee.

Notwithstanding the foregoing, a selected employee who first becomes eligible to participate in this Plan (and all other like-type plans of the Employers and all Affiliates which are required to be aggregated for purposes of section 409A of the Code) after the first day of a Plan Year must complete these requirements with respect to deferrals of Base Salary within thirty (30) days after such employee first becomes eligible to participate in this Plan, or within such earlier deadline as may be established by the Administrator, in its sole discretion, in order to participate for such period. In such event, such employee’s participation in this Plan shall commence as soon as administratively feasible after he or she elects to participate in this Plan, and such employee shall be permitted to defer under this Plan the portion of the employee’s Base Salary that is earned with respect to services performed on and after the employee’s participation commencement date. Such an employee shall not be eligible to defer any portion of his or her Incentive Award earned during the Plan Year that includes the participation commencement date.

Each selected employee who is eligible to participate in this Plan shall commence participation in this Plan only after the employee has met all enrollment requirements set forth in this Plan and required by the Administrator, including returning all required documents to the Administrator within the specified time period. Notwithstanding the foregoing, the Administrator or its designee shall process such Participant’s deferral elections as soon as administratively feasible after such deferral elections are received by the Administrator or its designee.

If an employee fails to meet all requirements contained in this Section 2.2 within the period required, that employee shall not be eligible to participate in this Plan during such Plan Year. For the avoidance of doubt, neither this Section 2.2 nor any other provision of this Section 2 shall be construed to permit a Participant who ceases to be an Eligible Employee and in a subsequent Plan Year again becomes an Eligible Employee to participate before the beginning of the Plan Year following the Plan Year in which he or she again becomes an Eligible Employee, unless the Participant is rehired following a termination of employment in which event Section 2.3 shall govern.

2.3    Special Eligibility Rule For Former Participants. If a Participant terminates employment with the Employer and all Affiliates and such Participant is subsequently rehired by an Employer as an Eligible Employee, then:

(a)    If the Participant is rehired in the same Plan Year as the Plan Year in which the Participant terminated employment, then the Participant’s deferral elections for the Plan Year (if any) shall be automatically reinstated and shall apply to all compensation received after rehire (including Base Salary received in the remainder of the Plan Year and Incentive Awards earned during the Plan Year but paid in a subsequent Plan Year), or

(b)    If the Participant is rehired in a subsequent Plan Year, and is selected for participation in this Plan by the Administrator, and either:

(i)    has been paid all amounts deferred under this Plan (and all other like-type plans of the Employers and all Affiliates which are required to be aggregated for purposes of section 409A of the Code), and on and before the date of the last payment was not eligible to continue (or elect to continue) to participate in this Plan (and all other like-type plans of the Employers and all Affiliates which are required to be aggregated for purposes of section 409A of the Code) for periods after the last payment, or

(ii)    has not been eligible to participate in this Plan (or any other like-type plan of any Employer or Affiliate which is required to be aggregated with this Plan for purposes of section 409A of the Code) at any time during the twenty-four (24) month period ending on the date such employee is selected for participation in this Plan, other than by the accrual of earnings, the Administrator may designate that such employee shall be allowed to reenter the Plan as a Participant as of a fixed prospective date that is other than the first day of a Plan Year so long as that prospective date is within thirty (30) days of selection. Such employee shall be subject to the same enrollment requirements as any other selected employee who first becomes eligible to participate in this Plan after the first day of a Plan Year as provided in Section 2.2. A Participant whose employment is transferred to an Affiliate that has not adopted this Plan (or any other like- type plan which is required to be aggregated with this Plan for purposes of section 409A of the Code) and who otherwise meets the requirements of this Section 2.3 shall be treated as having terminated employment.

2.4    Special Rule For Certain Employees of Acquired Companies. If an employee of any company that is acquired by an Employer or an Affiliate (an “acquired company”):

(a)    is employed as an Eligible Employee,

(b)    has not been eligible to participate in any account balance deferred compensation plan which is required to be aggregated with this Plan for purposes of section 409A of the Code (other than by the accrual of earnings) at any time during the twenty-four (24) month period ending on the date such employee is selected for participation in this Plan, and

(c)    is selected for participation in this Plan by the Administrator,

the Administrator may designate that such employee shall be allowed to enter the Plan as a Participant as of a fixed prospective date that is other than the first day of a Plan Year so long as that prospective date is within thirty (30) days of selection. Such employee shall be subject to the same enrollment requirements as any other selected employee who first becomes eligible to participate in this Plan after the first day of a Plan Year as provided in Section 2.2. The Administrator may establish additional rules and procedures relating to employees of acquired companies that are participating, or are eligible to participate, in a deferred compensation plan at the time of acquisition, including rules governing the circumstances which a deferral election made under an acquired company’s plan shall be deemed to have been made under this Plan.

2.5    Termination of Participation. If an employee selected for participation in this Plan for one Plan Year is not selected for a subsequent Plan Year, no further deferrals shall be made by or for such employee in that subsequent Plan Year. If an employee selected for participation in this Plan ceases to be a member of a select group of management or highly compensated employees (as that expression is used in ERISA), such employee’s deferral elections shall be cancelled as of the first day of the Plan Year beginning after such employee ceases to be a member of a select group of management or highly compensated employees; provided that any deferral election made with respect to an Incentive Award earned during a prior Plan Year will continue to apply even if the Incentive Award is payable after the first day of such Plan Year. In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account shall continue to be governed by the terms of this Plan until such time as the Participant’s Account is paid in accordance with the terms of the Plan.

2.6    Special Rule for Overseas Employees. If an employee is compensated by an Affiliate located outside of the United States, and such compensation is paid outside of the United States (an “Overseas Employee”), such employee shall not be eligible to participate in the Plan. If a Participant becomes an Overseas Employee, any compensation paid by such Affiliate shall not be included in his or her Incentive Award, Performance Award or Base Salary for purposes of Section 4, and the last sentence of Section 2.5 shall apply to such Participant as if he or she had ceased to be a member of a select group of management or highly compensated employees. If an otherwise eligible employee ceases to be an Overseas Employee during a Plan Year, and is or becomes employed within the United States as an Eligible Employee, such employee shall be subject to the same enrollment requirements as any other selected employee who first becomes eligible to participate in this Plan after the first day of a Plan Year as provided in Section 2.2. Notwithstanding the foregoing, an employee who is compensated both by an Employer located within the United States and an Affiliate located outside of the United States during the same period, may continue to be, or, if otherwise eligible, may become, a Participant, but only compensation paid within the United States shall be included in his or her Incentive Award, Performance Award or Base Salary. For purposes of this Section 2.6, Puerto Rico, and any other territory or possession of the United States that is not subject to the Internal Revenue Code of 1986, shall be considered to be outside of the United States.

SECTION 3
TRANSFERS BETWEEN PLANS OF AFFILIATES

The Plan Sponsor is an Affiliate of UnitedHealth Group, which sponsors the UnitedHealth ESP, a nonqualified deferred compensation plan for the benefit of UnitedHealth Group and its subsidiaries, all of which are Affiliates as defined in this Plan. The following rules shall apply to transfers of employment between an Employer and any other Affiliate that occurs during a Plan Year:

(a)    If a participant in either this Plan or the UnitedHealth ESP is transferred during a Plan Year to the employ of any Employer or Affiliate that has adopted either this Plan or the UnitedHealth ESP as of the first day of the Plan Year (the “New Participating

Employer”), then the deferral elections made under either this Plan or the UnitedHealth ESP shall be applied to compensation paid by the New Participating Employer as follows:

(i)    An election to defer Base Salary for the Plan Year in which such transfer occurs shall be treated as an election to defer the same percentage of the Participant’s Base Salary paid by the New Participating Employer under either this Plan or the UnitedHealth ESP for the balance of the Plan Year.

(ii)    An election to defer any incentive compensation paid with respect to a performance period of not more than one year, which performance period either coincides with or is contained with the Plan Year, shall be treated as an election to defer the same percentage of any incentive compensation plan sponsored by the New Participating Employer for a performance period of not more than one year which performance period either coincides with or is contained with the Plan Year, but only if, at the time the participant made the original deferral election he could have made an election to defer such incentive compensation consistent with section 409A (regardless of whether the Plan or UnitedHealth ESP would have permitted such an election).

(iii)    If the participant is participating in any long-term incentive plan with a performance period that exceeds one year, and is transferred during such performance period, any election to defer any long-term incentive compensation paid with respect to such performance period, shall be treated as an election to defer the same percentage of any long-term incentive compensation plan sponsored by the New Participating Employer for a performance period that ends on the same date as the original performance period, but only if, at the time the participant made the original deferral election he could have made an election to defer such incentive compensation consistent with section 409A (regardless of whether the Plan or UnitedHealth ESP would have permitted such an election).

(iv)    If the participant first became eligible to participate in the Plan or UnitedHealth ESP in the Plan Year in which the transfer occurs, and was permitted to make an election because of his initial eligibility, the rules described above shall apply to the remaining portion of the Plan Year, and whether the Employer or Affiliate to which the participant is transferred is a New Participating Employer shall be determined by whether the Employer or Affiliate had adopted either this Plan or the UnitedHealth ESP on the date of the participant’s initial eligibility.

(b)    Except as otherwise provided in (a), or as otherwise required by Section 409A of the Code, a participant’s deferral election shall not apply to any compensation paid by any Employer or Affiliate other than the Employer or Affiliate by which he was employed at the time the election was made, provided, however, that:

(i)    To the extent any form of incentive compensation with respect to which a Participant has made a deferral election becomes payable after the Participant’s employment has been transferred to another Employer or Affiliate, it shall be deferred as if the Participant had still been employed by an Employer at the time of payment.

(ii)    Nothing contained herein shall preclude the Administrator from permitting an Eligible Employee participant to make a deferral election following a transfer of employment if such election would otherwise be permitted under Section 4.

(c)    Accounts representing compensation deferred under the UnitedHealth ESP of a person whose employment is transferred to an Employer may be transferred to this Plan, and the Account balance of a Participant whose employment is transferred to an Affiliate that participates in the UnitedHealth ESP may be transferred to the UnitedHealth ESP, in both cases in accordance with procedures, and subject to limitations, established by the Administrator; provided, however, that such transfer shall have no effect on the time or form of payment of the amount transferred, except as otherwise permitted by section 409A of the Code.

SECTION 4
INCENTIVE DEFERRAL OPTION AND
SALARY DEFERRAL OPTION PLAN

4.1    Incentive Award Deferral Option.

4.1.1.    Amount of Deferrals. A Participant may elect to defer between (and including) 1% and 100% of such Participant’s Incentive Award (or may elect not to defer). To be effective for an Incentive Award paid during a Plan Year, the deferral election must be received by the Administrator or its designee prior to the first day of the Plan Year in which the Incentive Award is earned (or such earlier deadline designated by the Administrator). Such election shall be irrevocable for the Plan Year with respect to which it is made once it has been accepted by the Administrator. A Participant who first becomes eligible to participate in the Plan on or after the first day of a Plan Year shall not be eligible to defer any portion of his or her Incentive Award earned during the Plan Year during which he or she becomes eligible to Participate.

4.1.2.    Crediting to Accounts. The Administrator shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of any Incentive Awards under Section 4.1.1. Such amount shall be credited as soon as administratively feasible after the day such Incentive Award would otherwise have been paid to the Participant, and shall be fully vested.

4.1.3.    Matching Credits. For Incentive Awards that are earned through the 2019 Plan Year (and paid in 2020), the Administrator shall cause to be credited to the Account of each Participant an additional matching amount equal to 50% of the amount credited to such Participant’s Account under Section 4.1.2 above. For this purpose, however, deferrals at a rate exceeding 6% of the Participant’s Incentive Award shall be disregarded. For Incentive Awards that are earned through the 2020 Plan Year (and paid in 2021), no matching amounts shall be credited with respect to the portion of such Incentive Awards that is deferred. Commencing with Incentive Awards earned in the 2021 Plan Year, matching amounts will be credited with respect to the portion of such Incentive Awards that is deferred if and only if the OptumCare Committee, in its sole discretion, affirmatively declares that matching amounts shall be credited (and the amount of such matching amounts, if any). Such matching amounts shall be credited as soon as administratively feasible on or after the day the related deferral of the Incentive Award is credited, or in the case of Incentive Awards earned in 2021 and thereafter, as soon as administratively feasible after the OptumCare Committee determines the amount of such matching contributions, if any, and in either case shall be fully vested (except as otherwise determined by the OptumCare Committee in the case of matching contributions made with respect to Incentive Awards earned in 2021 and thereafter).

4.2    Salary Deferral Option.

4.2.1.    Amount of Deferrals. A Participant may elect to defer between (and including) 1% and 80% of such Participant’s Base Salary for a Plan Year (or may elect not to defer). To be effective for a Plan Year, the deferral election must be received by the Administrator or its designee prior to the first day of the Plan Year (or such earlier deadline designated by the Administrator). Such election shall be irrevocable for the Plan Year with respect to which it is made once it has been accepted by the Administrator. If a Participant first becomes eligible to participate in the Plan after the first day of such Plan Year, the Participant’s deferral election shall apply with respect to Base Salary paid for services to be performed after the deferral election is received by the Administrator or its designee.

4.2.2.    Crediting to Accounts. The Administrator shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of salary or other pay under Section 4.2.1. Such amount shall be credited as soon as administratively feasible after the day such salary or other pay would otherwise have been paid to the Participant, and shall be fully vested.

4.2.3.    Matching Credits. Commencing with Base Salary paid in the 2021 Plan Year, matching amounts will be credited with respect to the portion of such Base Salary that is deferred if and only if the OptumCare Committee, in its sole discretion, affirmatively declares that matching amounts shall be credited (and the amount of such matching amounts, if any). Such matching amounts shall be credited as soon as administratively feasible on or after the day the related deferral of the Base Salary is credited, or as soon as administratively feasible after the OptumCare Committee determines the amount of such matching contributions, if any, and in either case shall be fully vested (except as otherwise determined by the OptumCare Committee).

4.3    Performance Award Deferral Option (for Long-Term Awards).

4.3.1.    Amount of Deferrals. A Participant may elect to defer between (and including) 1% and 100% of such Participant’s Performance Award (or may elect not to defer). To the extent permitted under section 409A of the Code and related Regulations and guidance, the deferral election must be received by the Administrator or its designee prior to the first day of the last Plan Year in the performance period (or any later deadline designated by the Administrator which is at least six (6) months before the end of the performance period). Such election shall be irrevocable for the applicable performance period with respect to which it is made once it has been accepted by the Administrator.

4.3.2.    Crediting to Accounts. The Administrator shall cause to be credited to the Account of each Participant the amount, if any, of such Participant’s voluntary deferrals of any Performance Awards under Section 4.3.1. Such amount shall be credited as soon as administratively feasible after the day such Performance Award would otherwise have been paid to the Participant, and shall be fully vested.

4.3.3.    No Matching Credits. No matching amounts shall be credited for deferrals of Performance Awards under Section 4.3.1.

4.4    Employer Discretionary Supplements. Upon written notice to the Administrator, the Employer of any Participant may (but is not required to) determine that additional amounts shall be credited to the Accounts of such Participant. Such notice shall also specify the date of such crediting. Notwithstanding Section 7, such notice may also establish vesting rules for such amounts, in which case separate Accounts shall be established for such amounts for such Participants.

4.5    Limitation on Deferrals. Notwithstanding any other provision of this Plan, any amount deferred by a Participant from any paycheck shall not exceed the amount that would accommodate current payment of all required withholdings from such paycheck.

SECTION 5
CREDITS FROM MEASURING INVESTMENTS

5.1    Designation of Measuring Investments. Through a voice response system (or other written or electronic means) approved by the Administrator, each Participant shall designate the following “Measuring Investments,” which shall be used to determine the value of such Participant’s Account (until changed as provided herein):

(a)    One or more Measuring Investments for the current Account balance, and

(b)    One or more Measuring Investments for amounts that are credited to the Account in the future.

The Accounts and such Measuring Investments are specified solely as a device for computing the amount of benefits to be paid by the Employers under the Plan, and the Employers are not required to purchase such investments. The Measuring Investments shall be listed in the enrollment guide for the Plan. Participants may change the Measuring Investment designations for their Accounts as of any business date of the Plan Year.

5.2    Operational Rules for Measuring Investments. The Administrator shall adopt rules specifying the Measuring Investments, the circumstances under which a particular Measuring Investment may be elected, or shall be automatically utilized, the minimum or maximum amount or percentage of an Account which may be allocated to a Measuring Investment, the procedures for making or changing Measuring Investment elections, the extent (if any) to which Beneficiaries of deceased Participants may make Measuring Investment elections and the effect of a Participant’s or Beneficiary’s failure to make an effective Measuring Investment election with respect to all or any portion of an Account.

SECTION 6
OPERATIONAL RULES

6.1    Operational Rules for Deferrals. Commencing with the elections made during the 2019 Plan Year open enrollment period, Participants’ elections to defer compensation under Section 4 that are made for a Plan Year shall apply to such Plan Year and to any subsequent Plan Year, unless the terms of the election materials for such subsequent Plan Year specify that the prior Plan Year’s election shall not remain in effect, or the Participant makes an affirmative election for such Plan Year. Deferral elections made prior to 2019 were “evergreen” and intended to apply to all future Plan Years until changed; such elections shall not apply to the 2020 Plan Year or subsequent Plan Years unless affirmatively made as provided above. Whether an election made in a prior enrollment period will apply to a subsequent Plan Year will be specified in the applicable election materials for such subsequent Plan Year. If a Participant’s pay after deferrals is not sufficient to cover pre-tax and after-tax benefit payroll deductions, and tax or other payroll withholding requirements, the Participant’s deferrals shall be reduced to the extent necessary to meet such requirements.

6.2    Establishment of Accounts. There shall be established for each Participant an unfunded, bookkeeping Account.

6.3    Adjustment of Accounts. The Administrator shall cause the value of each Account to be increased (or decreased) from time to time for additions distributions, investment gains (or losses) and expenses charged to the Account.

6.4    Accounting Rules. The Administrator may adopt (and revise) accounting rules for adjustment of the Accounts.

SECTION 7
VESTING OF ACCOUNTS

The Account of each Participant shall be fully (100%) vested and nonforfeitable at all times (except for any special vesting rules that apply to Employers discretionary supplements under Section 4.4).

SECTION 8
SPENDTHRIFT PROVISION

Participants and Beneficiaries shall have no power to transfer any interest in an Account nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while it is in the possession or control of the Employers, nor shall the Administrator recognize any assignment thereof, either in whole or in part, nor shall the Account be subject to attachment, garnishment, execution following judgment or other legal process (including without limitation any domestic relations order, whether or not a “qualified domestic relations order” under section 414(p) of the Code and section 206(d) of ERISA) before the Account is distributed to the Participant or Beneficiary.

The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof. Any attempt by a Participant to so exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Administrator.

SECTION 9
DISTRIBUTIONS

9.1    Time of Distribution to Participant.

9.1.1.    General Rule. Upon a Participant’s Separation from Service, the Employer shall commence payment of such Participant’s Account (reduced by the amount of any applicable payroll, withholding and other taxes) in the form and at the time designated by the Participant pursuant to Section 9.3.

9.1.2.    No Application for Distribution Required. A Participant’s Account shall be distributed automatically following the Participant’s Separation from Service. A Participant shall not be required to apply for distribution.

9.1.3.    Code Section 162(m) Delay. If the Administrator reasonably determines that if a Participant’s Account were distributed at the time otherwise provided in this Section 9, deduction of all or a portion of such distribution would not be permitted due to the application of section 162(m) of the Code (as in effect prior to January 1, 2018), distribution of such portion shall be deferred until the first year in which the Administrator reasonably anticipates, or should reasonably anticipate, that the deduction of such payment will not be barred by application of section 162(m); provided that distributions of all such amounts under the Plan, or any other plan that must be aggregated with this Plan for purposes of section 409A of the Code, are so delayed. Where the payment is delayed to a date on or after the Participant’s Separation from Service, the payment will be considered a payment upon a separation from service for purposes of Section 9.2(d). No election may be provided to the service provider with respect to the timing of the payment under this Section 9.1.3. For avoidance of doubt, the provisions of this Section 2.1.3 shall not apply to any distribution that is not deductible when paid pursuant to the provisions of section 162(m) as in effect commencing January 1, 2018, regardless of the Participant’s status at the time of payment.

9.1.4.    Effect of Reemployment. If a Participant is reemployed by the Employer or an Affiliate after Separation from Service, distribution of the Participant’s Account shall be made in the manner described in Section 9.2 and shall not be suspended as a result of the Participant’s reemployment.

9.2    Form of Distribution. Distribution of the Participant’s Account shall be made in whichever of the following forms as the Participant shall have designated at the time of his or her enrollment (as described in Section 9.3):

(a)    Lump Sum. In the form of a single lump sum. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which the Participant experienced a Separation from Service, and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following such Plan Year).

(b)    Installments. In the form of a series of five (5) or ten (10) annual installments. If a Participant elects to receive payments in the form of installments, then pursuant to section 409A of the Code and the regulations issued thereunder (and for purposes of the re- election provisions in Section 9.4.3), the series of installment payments shall be treated as the entitlement to a single payment (rather than a series of separate payments).

(i)    General Rule. The amount of the first installment will be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which the Participant experienced a Separation from Service, and shall be actually paid to the Participant as soon as practicable after such determination (but not later than the last day of the February following such Plan Year). The amount of future installments will be determined as soon as administratively feasible following the end of each later Plan Year. The amount of each installment shall be determined by dividing the Account balance as of the Valuation Date as of which the installment is being paid, by the number of remaining installment payments to be made (including the payment being determined). Such installments shall be actually paid as soon as practicable after each such determination (but not later than the last day of the February following such Plan Year).

(ii)    Exception for Small Amounts. This Section 9.2(b)(ii) shall apply only if the first installment is payable on or before December 31, 2018. Notwithstanding anything to the contrary in the other paragraphs of this Section 9, if:

(A)    at the time of the payment of the first installment of any distribution of installments from this Plan or any other account balance deferred compensation plan of Employers or an Affiliate, the combined value of (1) the Participant’s Account in this Plan as of the Valuation Date as of which such first installment is to be determined and (2) the Participant’s post- 2004 accounts in all other account balance deferred compensation plans of the Employers or an Affiliate is determined to be equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the calendar year in which such first installment is paid, and

(B)    all such other account balance deferred compensation plans in which the Participant has an account provide for a mandatory small amount cashout of elective deferrals on the same basis as this Section 9.2(b)(ii), then, the portion of the Participant’s Account in this Plan which is payable in the form of installments shall be distributed to the Participant in a lump sum as soon as practicable after such Valuation Date (but not later than the last day of the February following such Plan Year).

(c)    Delayed Lump Sum. In the form of a single lump sum following the anniversary of the Participant’s Separation from Service, as elected by the Participant. Except as permitted under the provisions of Section 9.3.4, for amounts deferred through the 2019 Plan Year, the anniversary elected must be either the fifth (5th) or tenth (10th) anniversary of the Participant’s Separation from Service. Commencing with amounts deferred in 2020 pursuant to the 2019 open enrollment period, the Participant may elect any anniversary of his or her Separation from Service from the first (1st) anniversary through the tenth (10th) anniversary. The amount of such distribution shall be determined as soon as administratively feasible as of a Valuation Date following the Plan Year in which occurs the elected anniversary of the Participant’s Separation from Service. Actual distribution shall be made as soon as administratively practicable after such determination (but not later than the last day of the February following the Plan Year in which occurs such elected anniversary).

(d)    Six-Month Delay. If, however, the Participant is a Specified Employee on the date of the Participant’s Separation from Service, distribution shall be delayed until the later of (i) the date otherwise provided above, or (ii) the earlier of (A) the first business day of the seventh month following the month in which occurs the Participant’s Separation from Service or (B) the date of the Participant’s death. All amounts that would otherwise have been paid prior to such date shall be paid as soon as practicable after such date, and the timing of payment of any subsequent installments shall be determined without regard to this Section 9.2(d).

9.3    Election of Form of Distribution by Participant.

9.3.1.    Initial Enrollment. Through a voice response system (or other written or electronic means) approved by the Administrator, each Participant shall elect at the time of initial enrollment in the Plan whether distribution shall be made (as described in Section 9.2) in either (i) an immediate lump sum, (ii) five (5) or ten (10) annual installments, or (iii) a delayed lump sum following the anniversary of the Participant’s Separation from Service elected by the Participant (but not later than the tenth such anniversary). Such election shall apply with respect to distribution of that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for the Participant’s initial year of participation in the Plan and any investment gains or losses on such deferrals and matching credits (if any). An initial distribution election shall apply to amounts deferred in a subsequent Plan Year, unless the terms of the election materials for such Plan Year specify that the prior year’s distribution election shall not remain in effect, or the Participant makes an affirmative election for such Plan Year pursuant to Section 9.3.3.

9.3.2.    Default Election of Form of Distribution. If a Participant fails to elect a form of distribution for any Plan Year, and no prior year election applies pursuant to Section 9.3.1 or 9.3.3, such Participant shall be deemed to have elected that distribution of amounts attributable to such Plan Year be made in an immediate lump sum as described in Section 9.2(a). For avoidance of doubt, if the terms of the election materials for a Plan Year specify that the prior year election will not remain in effect for such Plan Year, this Section 9.3.2 shall apply unless the Participant makes an affirmative election.

9.3.3.    Separate Distribution Elections Permitted for Subsequent Plan Years. A Participant may elect a different form of distribution for that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for each Plan Year with respect to which the Participant has elected to defer any type of compensation, and any investment gains or losses on such deferrals and matching credits (if any), regardless of whether the Participant has elected (or been deemed to elect) a different form of distribution for prior Plan Years. Through a voice response system (or other written or electronic means) approved by the Administrator, a Participant may elect a separate form of distribution for that portion of the Participant’s Account attributable to deferrals and matching credits (if any) attributable to each Plan Year. To be effective for deferrals and matching credits (if any) for a Plan Year, a distribution election must be received by the Administrator or its designee prior to the first day of the Plan Year (or such earlier deadline designated by the Administrator). Distribution elections made for amounts deferred during the 2019 Plan Year shall not apply to amounts deferred in 2020 or subsequent Plan Years. Commencing with amounts deferred in 2020 pursuant to elections made during the 2019 open enrollment period, a distribution election made pursuant to this Section 9.3.3 shall apply to amounts deferred in a subsequent Plan Year, unless the terms of the election materials for such subsequent Plan Year specify that the prior year’s distribution election shall not remain in effect, or the Participant makes an affirmative election for such Plan Year pursuant to this Section 9.3.3.

9.3.4.    Re-Election of Form of Distribution. Through a voice response system (or other written or electronic means) approved by the Administrator, the Participant may elect from time to time to change the form of payment for a specified portion of the Participant’s Account or to delay payment of a specified portion of the Participant’s Account. Each subsequent distribution election shall be effective as to the specified portion of the Participant’s Account. Notwithstanding the foregoing, any new distribution election shall be disregarded as if it had never been filed (and the prior distribution election shall be given effect) unless the distribution election:

(a)    is filed by a Participant while employed by the Employer or an Affiliate,

(b)    is filed with the Administrator at least twelve (12) months before the Participant’s Separation from Service or death,

(c)    has the effect of delaying payment of the lump sum (or, in the case of installments which are treated as the entitlement to a single payment (and not a series of separate payments), the initial commencement date) under the prior election for at least five (5) years, and

(d)    shall not take effect until at least twelve (12) months after the date it is filed with the Administrator.

A Participant who makes an election pursuant to this Section 9.3.4 may not make another election with respect to the same portion of the Participant’s Account until twelve (12) months have elapsed since the prior election was made, and may not make more than two elections pursuant to this Section 9.3.4 with respect to the same portion of the Participant’s Account. The Administrator may waive the foregoing limitations, and may impose additional limitations on elections made pursuant to this Section 9.3.4, including imposing limits on the maximum period of time that distributions may commence (or that the final installment payment may be made) following a participant’s Separation from Service. No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant’s decision to revise distribution elections. Notwithstanding the foregoing, the Administrator shall interpret all provisions of this Plan relating to the change of any distribution election in a manner that is consistent with section 409A of the Code and the regulations and other guidance issued thereunder. Accordingly, if the

Administrator determines that a requested revision to a distribution election is inconsistent with section 409A of the Code or other applicable tax law, the request shall not be effective.

The new form of distribution elected by the Participant must be a form that is permitted for initial elections pursuant to Section 9.2 at the time the new election is made.

9.4    Payment to Beneficiary Upon Death of Participant.

9.4.1.    Payment to Beneficiary When Death Occurs Before Separation from Service. If a Participant dies before Separation from Service, such Participant’s Beneficiary will receive payment of the Participant’s Account at the same time and in the same form the Participant would have received if the Participant had experienced a Separation from Service on the date of death.

9.4.2.    Payment to Beneficiary When Death Occurs After Separation from Service. If a Participant dies after a Separation from Service, the Participant’s Beneficiary shall receive distribution of the Participant’s Account at the same time and in the same form the Participant would have received if the Participant had survived.

9.4.3.    Beneficiary Not Required to Apply for Distribution. Distribution shall be made to the Beneficiary when the Administrator receives notice of the Participant’s death, without the requirement of an application.

9.4.4.    Election of Measuring Investments by Beneficiaries. A Beneficiary of a deceased Participant shall generally have the same rights to designate Measuring Investments for the Participant’s Account that Participants have under Section 5. The Administrator may adopt (and revise) rules to govern designations of Measuring Investments by Beneficiaries. Unless changed by the Administrator, the following rules shall apply:

(a)    The Measuring Investments for the Account of a deceased Participant shall not be changed until the Beneficiary so determines.

(b)    If a deceased Participant has more than one Beneficiary, the unanimous consent of all Beneficiaries shall be required to change Measuring Investments for such Participant’s Account.

9.5    Designation of Beneficiaries.

9.5.1.    Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Administrator (or through other means approved by the Administrator), one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of such Participant’s Account in the event of such Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary. No such designation, change or revocation shall be effective unless executed by the Participant and received by the Administrator during the Participant’s lifetime.

9.5.2.    Failure of Designation. If a Participant:

(a)    fails to designate a Beneficiary,

(b)    designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(c)    designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant,

such Participant’s Account, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the first class of the following classes of automatic Beneficiaries with a member surviving the Participant and (except in the case of the Participant’s surviving issue) in equal shares if there is more than one member in such class surviving the Participant:

Participant’s surviving spouse
Participant’s surviving issue per stirpes and not per capita Participant’s surviving parents
Representative of Participant’s estate.

9.5.3.    Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s Account may disclaim an interest therein subject to the following requirements. To be eligible to disclaim, a Beneficiary must be a natural person, must not have received a distribution of all or any portion of the Account at the time such disclaimer is executed and delivered, and must have attained at least age twenty-one (21) years as of the date of the Participant’s death. Any disclaimer must be in writing and must be executed personally by the Beneficiary before a notary public. A disclaimer shall state that the Beneficiary’s entire interest in the undistributed Account is disclaimed or shall specify what portion thereof is disclaimed. To be effective, the original disclaimer must be executed, notarized, and actually delivered to the Administrator after the date of the Participant’s death but not later than nine (9) months after the date of the Participant’s death. A disclaimer shall be irrevocable when delivered to the Administrator. A disclaimer shall be considered to be delivered to the Administrator only when actually received by the Administrator. The Administrator shall be the sole judge of the content, interpretation and validity of a purported disclaimer. Upon the filing of a valid disclaimer, the Beneficiary shall be considered not to have survived the Participant as to the interest disclaimed. A disclaimer by a Beneficiary shall not be considered to be a transfer of an interest in violation of any other provisions under this Plan. No other form of attempted disclaimer shall be recognized by the Administrator.

9.5.4.    Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(a)    If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(b)    If a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(c)    If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Administrator after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant’s lifetime.)

(d)    Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(e)    Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

(f)    Notwithstanding any other provision of the Plan or any election or designation made under the Plan, any potential Beneficiary who feloniously and intentionally kills a Participant or another Beneficiary shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant or other Beneficiary. A final judgment of conviction of felonious and intentional killing is conclusive for this purpose. In the absence of a conviction of felonious and intentional killing, the Administrator shall determine whether the killing was felonious and intentional for this purpose.

The Administrator shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

9.6    Death Prior to Full Distribution. If, at the death of the Participant, any payment to the Participant was due or otherwise pending but not actually paid, the amount of such payment shall be included in the Account which is payable to the Beneficiary (and shall not be paid to the Participant’s estate).

9.7    Facility of Payment. In case of minority, incapacity or legal disability of a Participant or Beneficiary entitled to receive any distribution under this Plan, payment shall be made, if the Administrator shall be advised of the existence of such condition:

(a)    to the court-appointed guardian or conservator of such Participant or Beneficiary, or

(b)    if there is no court-appointed guardian or conservator, to the lawfully authorized representative of the Participant or Beneficiary (and the Administrator, in its sole discretion, shall determine whether a person is a lawfully authorized representative for this purpose), or

(c)    to an institution entrusted with the care or maintenance of the incapacitated or disabled Participant or Beneficiary, provided such institution has satisfied the Administrator, in its sole discretion, that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a person described in (a) or (b) above.

Any payment made in accordance with the foregoing provisions of this section shall constitute a complete discharge of any liability or obligation of the Employers therefor.

9.8    In-Service Distributions.

9.8.1.    Specified Date Withdrawals. Each Participant shall have the opportunity, when enrolling in the Plan for each Plan Year, to elect one (1) or more specified date withdrawal dates for the total amount of the Participant’s Account attributable to deferral and matching credits (if any) for such Plan Year and any subsequent investment gains or losses on such deferrals and matching credits (if any), subject to the following rules:

(a)    Such election shall be made through a voice response system (or other written or electronic means) approved by the Administrator.

(b)    No such distribution shall be made before January 1 of the calendar year that follows the third full Plan Year after the Participant was first eligible to elect a specified date withdrawal from that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for such Plan Year and any subsequent investment gains or losses on such amounts (e.g., the earliest specified date withdrawal date for any deferrals made in 2021 is January 1, 2025).

(c)    A Participant may receive more than one (1) specified date withdrawal in any Plan Year but only if each distribution is attributable to deferrals and matching credits for different Plan Years. Only one (1) specified date withdrawal may be made in any Plan Year from that portion of the Participant’s Account attributable to deferrals and matching credits (if any) for the same Plan Year. A specified date withdrawal may be paid only in a lump sum and may not be paid in installments.

(d)    A Participant who elects a specified date withdrawal date and subsequently experiences a Separation from Service, will receive such specified date withdrawal, if the specified date withdrawal date is prior to the distribution of the Participant’s total Account.

(e)    Through a voice response system (or other written or electronic means) approved by the Administrator, the Participant may elect to postpone any specified date withdrawal for at least five (5) years. A Participant who makes an election pursuant to this paragraph (e) may not make another election with respect to the same portion of the Participant’s Account until twelve (12) months have elapsed since the prior election was made, and may not make more than two elections pursuant to this paragraph (e) with respect to the same portion of the Participant’s Account. The Participant must file the election with the Administrator at least twelve (12) months before the original scheduled date of distribution. Such election shall not take effect until at least twelve (12) months after the date it is filed with the Administrator.

(f)    A Participant may not cancel or make any change to the time or form of payment of a specified date withdrawal, except as permitted by Section 9.8.1(e).

(g)    The distribution amount shall be determined as soon as administratively feasible as of a Valuation Date on or after the specified date withdrawal date and shall be actually paid as soon as practicable after such determination.

9.8.2.    In-Service Distribution for Unforeseeable Emergency. A Participant who has incurred an unforeseeable emergency may request an in-service distribution while employed from the Participant’s Account if the Administrator determines that such distribution is for one of the purposes described in (b) below and the conditions in (b) below have been satisfied.

(a)    Election. A Participant may elect in writing to receive distribution of all or a portion of the Participant’s Account prior to Separation from Service, to alleviate an unforeseeable emergency (as defined in (b) below). A Beneficiary of a deceased Participant may also request an early distribution for an unforeseeable emergency.

(b)    Unforeseeable Emergency Defined. For purposes of this Section, an “unforeseeable emergency” means a severe financial hardship to the Participant resulting from:

(i)    an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code),

(ii)    the loss of the Participant’s property due to casualty, or

(iii)    other similar extraordinary and unforeseeable emergency circumstances arising as a result of events beyond the control of the Participant.

Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances. If a severe financial hardship is or may be relieved either (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or (iii) prior to January 1, 2019, by cessation of deferrals under this Plan (at the earliest possible date otherwise permitted under this Plan) or any 401(k) plan, then the hardship shall not constitute an unforeseeable emergency for purposes of this Plan. If a Beneficiary of a deceased Participant requests an early distribution for an unforeseeable emergency, then the references in this definition to “Participant” shall be deemed to be references to such Beneficiary.

(c)    Distribution Amount. The amount of such distribution is limited to the amount reasonably necessary to satisfy the unforeseeable emergency, taking into account any tax payable upon the distribution. The amount of such distribution shall be determined as soon as administratively feasible following the receipt and approval of the request by the Administrator or its designee and shall be actually paid as soon as administratively practicable after such determination. If the Participant has elected different times or forms of payment for deferrals from different Plan Years, the allocation of the distribution among Plan Years shall be as determined by the Administrator.

9.9    Distributions in Cash. All distributions from this Plan shall be made in cash.

9.10    Rule Governing Distribution Elections. The Administrator may make, and revise from time to time, rules and procedures governing the election of distributions, which rules and procedures may limit the right of Participants or Beneficiaries to make and revise such elections. No Participant or Beneficiary shall be considered to have a vested right in the ability to make or revise elections governing the time or form of distribution.

SECTION 10
FUNDING OF PLAN

10.1    Unfunded Plan. Each Participant’s right to receive payments under the Plan constitutes only the unsecured (but legally enforceable) promises of the Employer by whom the Participant was employed to make such payments. No Employer or Affiliate shall have any obligation to pay any amount deferred or accrued by a Participant while the Participant was employed by another Employer, or any earnings thereon. No Participant shall have any lien, prior claim or other security interest in any property of any Employer. The Employers shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account) for the purpose of funding or paying the benefits promised under the Plan. If such a fund, trust or account is established, the property therein that is allocable to a particular Employer shall remain the sole and exclusive property of that Employer. The Employers shall be obligated to pay the cost of the Plan out of their general assets. All references to accounts, accruals, gains, losses, income, expenses, payments, custodial funds and the like are included merely for the purpose of measuring the obligation of the Employers to Participants in the Plan and shall not be construed to impose on the Employers the obligation to create any separate fund for purposes of the Plan.

10.2    Corporate Obligation. Neither any officer of any Employer, the OptumCare Committee nor the Administrator in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of such Participant’s Employer for such payments as an unsecured, general creditor. After benefits have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in any other Plan assets. No person shall be under any liability or responsibility for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of any of the Employers.

SECTION 11
AMENDMENT AND TERMINATION

11.1    Amendment and Termination. The OptumCare Committee may unilaterally amend the Plan prospectively, retroactively or both, at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and the OptumCare Committee may terminate this Plan both with regard to persons receiving benefits and persons expecting to receive benefits in the future; provided, however, that:

(a)    No Reduction or Delay. The benefit, if any, payable to or with respect to a Participant, whether or not the Participant has had a Separation from Service, as of the effective date of such amendment, shall not be, without the written consent of the Participant, diminished or delayed by such amendment.

(b)    Cash Lump Sum Payment. To the extent permissible under section 409A of the Code and related treasury regulations and guidance, upon termination of the Plan the Administrator may distribute the Accounts of Participants in a single lump sum without regard to such Participant’s elections.

11.2    No Oral Amendments. No modification of the terms of the Plan or termination of this Plan shall be effective unless it is in writing and signed on behalf of the OptumCare Committee by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of the Plan shall be effective to amend the Plan.

11.3    Plan Binding on Successors. The Plan Sponsor shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Plan Sponsor), by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Plan Sponsor would be required to perform it if no such succession had taken place.

SECTION 12
DETERMINATIONS — RULES AND REGULATIONS

12.1    Determinations. The Administrator shall make such determinations as may be required from time to time in the administration of the Plan. The Administrator shall have the discretionary authority and responsibility to interpret and construe the Plan and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.

12.2    Rules, Regulations and Procedures. The Administrator may adopt, and revise from time to time, such rules, regulations and procedures as it deems to be necessary or appropriate for the administration of the Plan. If any rule, regulation or procedure adopted by the Administrator is inconsistent with any provision of the Plan that is administrative or ministerial in nature, including any provision of the Plan that relates to the time or manner for making any election or performing any action, the Plan shall be deemed amended to the extent of the inconsistency.

12.3    Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Plan Sponsor, the OptumCare Committee or the Administrator pursuant to any provision of the Plan may be signed in the name of the Plan Sponsor, the OptumCare Committee or the Administrator by any officer who has been authorized to make such certification or to give such notices or consents.

12.4    Original Claim. The claim procedures set forth in this Section 12.4 shall be the exclusive administrative procedure for the disposition of claims for benefits arising under the Plan.

12.4.1.    Initial Claim. An individual may, subject to any applicable deadline, file with the Administrator a written claim for benefits under the Plan in a form and manner prescribed by the Administrator.

(a)    If the claim is denied in whole or in part, the Administrator shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)    The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Administrator notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

12.4.2.    Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:

(a)    the specific reasons for the adverse determination;

(b)    references to the specific provisions of the Plan (or other applicable Plan document) on which the adverse determination is based;

(c)    a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(d)    a description of the claim and review procedures, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

12.4.3.    Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Administrator a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.

12.4.4.    Claim on Review. If the claim, upon review, is denied in whole or in part, the Administrator shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.

(a)    The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Administrator notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)    In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)    The Administrator’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

12.4.5.    Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:

(a)    the specific reasons for the denial;

(b)    references to the specific provisions of the Plan (or other applicable Plan document) on which the adverse determination is based;

(c)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)    a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures; and

(e)    a statement of the claimant’s right to bring an action under ERISA section 502(a).

12.4.6.    General Rules.

(a)    No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Administrator may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Administrator upon request.

(b)    All decisions on original claims for all Participants shall be made by the Administrator.

(c)    Claimants may be represented by a lawyer or other representative at their own expense, but the Administrator reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)    The decision of the Administrator on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Administrator.

(e)    In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(f)    The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)    The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.

(h)    For the purpose of this Section, a document, record, or other information shall be considered “relevant” if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and (iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

(i)    The Administrator may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.

(j)    The Administrator may permanently or temporarily delegate its responsibilities under this claim procedure to an individual or a committee of individuals.

12.5    Limitations and Exhaustion.

12.5.1.    Limitations. No claim shall be considered under these administrative procedures unless it is filed with the Administrator within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based. Every untimely claim shall be denied by the Administrator without regard to the merits of the claim. No legal action (whether arising under section 502 or section 510 of ERISA or under any other statute or non- statutory law) may be brought by any claimant on any matter pertaining to the Plan after the earlier of:

(a)    two (2) years after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or

(b)    ninety (90) days after the claimant has exhausted these administrative procedures.

Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each claimant who is or claims to be a Beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying the one (1) year and two (2) year periods.

12.5.2.    Exhaustion Required. The exhaustion of these administrative procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a)    no claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under section 502 or section 510 of ERISA or under any other statute or non-statutory law) unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted; and

(b)    in any such legal action all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

SECTION 13
PLAN ADMINISTRATION

13.1    Administrator. The Administrator shall:

(a)    keep a record of all its proceedings and acts and keep all books of account, records and other data as may be necessary for the proper administration of the Plan; notify the Employers of any action taken by the Administrator and, when required, notify any other interested person or persons;

(b)    determine from the records of the Employers the compensation, status and other facts regarding Participants and other employees;

(c)    prescribe forms to be used for distributions, notifications, etc., as may be required in the administration of the Plan;

(d)    set up such rules, applicable to all Participants similarly situated, as are deemed necessary to carry out the terms of this Plan;

(e)    perform all other acts reasonably necessary for administering the Plan and carrying out the provisions of this Plan;

(f)    resolve all questions of administration of the Plan not specifically referred to in this section;

(g)    in accordance with regulations of the Secretary of Labor, provide adequate notice in writing to any claimant whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant; and

(h)    delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are employees of the Employers, such functions assigned to the Administrator hereunder as it may from time to time deem advisable.

13.2    Delegation. The OptumCare Committee and the Administrator shall not be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan or pursuant to procedures set forth in the Plan.

13.3    Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in either Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual rights hereunder or the interest of a person superior to him or her in the organization (as distinguished from the rights of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.

13.4    Administrator. The UnitedHealth Group Employee Benefits Plans Administrative Committee shall be the administrator for purposes of section 3(16)(A) of ERISA. Such committee may establish its own rules of procedure, and may delegate its authority to any member of such committee, officer or employee of UnitedHealth Group or any Employer, third party recordkeeper, or any other person. Except to the extent otherwise determined by the Administrator, the authority of the Administrator with respect to ministerial or routine administrative matters may be exercised by any member of the committee, or by the senior officer of UnitedHealth Group responsible for human resources matters or persons acting under his or her authority, subject to the supervision of the Administrator.

13.5    Service of Process. In the absence of any designation to the contrary by the Administrator, the General Counsel of UnitedHealth Group is designated as the appropriate and exclusive agent for the receipt of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.

13.6    Expenses. All expenses of administering the Plan shall be payable out of the trust fund established for the Plan except to the extent that the Employers, in their discretion, directly pay the expenses.

13.7    Tax Withholding. The Employer (or its delegee) shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Employer under applicable law with respect to any amount payable under the Plan.

13.8    Certifications. Information to be supplied or written notices to be made or consents to be given by the Administrator pursuant to any provision of this Plan may be signed in the name of the Administrator by any officer who has been authorized to make such certification or to give such notices or consents.

13.9    Errors in Computation or Payment. The Plan Sponsor, the Employer, the OptumCare Committee and the Plan Administrator shall not be liable or responsible for any error in the computation of the Account or the determination of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Employer and used by the Administrator in determining the benefit. The Administrator shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment). To the extent that any Participant or Beneficiary erroneously receives a payment under the Plan that is in excess of the amount that should have been paid (regardless of whether such error resulted from a misstatement by the Participant or Beneficiary, the Participant or Beneficiary shall be required to return the amount of the excess, and the Plan may take any action necessary or appropriate to recover the amount of the excess, including bringing an action against the Participant or Beneficiary, and the person receiving such excess shall be deemed to hold the excess (and any proceeds thereof) in trust for the Plan.

SECTION 14
CONSTRUCTION

14.1    Applicable Laws.

14.1.1.    ERISA Status. The Plan is maintained with the understanding that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in section 201(2), section 301(3) and section 401(a)(1) of ERISA. Each provision shall be interpreted and administered accordingly.

14.1.2.    IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement. The rules of section 401(a) et. seq. of the Code shall not apply to this Plan. The rules of section 3121(v) and section 3306(r)(2) of the Code shall apply to this Plan. The rules of section 409A of the Code shall apply to this Plan to the extent applicable and this Plan shall be construed and administered accordingly. It is expressly intended that for purposes of section 409A of the Code this Plan be considered an account balance plan that consists of amounts deferred at the election of the service provider and amounts deferred other than at the election of the service provider. Notwithstanding the foregoing, neither the Employer nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

14.1.3.    References to Laws. Any reference in the Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

14.2    Effect on Other Plans. This Plan shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under any other employee pension benefit or employee welfare benefit plan.

14.3    Rules of Document Construction.

(a)    Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular paragraph or Section of the Plan unless the context clearly indicates to the contrary.

(b)    The titles given to the various Sections of the Plan are inserted for convenience of reference only and are not part of the Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.

(c)    Notwithstanding anything apparently to the contrary contained in the Plan, the Plan shall be construed and administered to prevent the duplication of benefits provided under the Plan and any other qualified or nonqualified plan maintained in whole or in part by the Employers.

14.4    Choice of Law. This instrument has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State and shall, except to the extent that federal law is controlling, be construed and enforced in accordance with the laws of the State of Minnesota. Any legal action with respect to the Plan must be brought in the United States District Court for the District of Minnesota, and shall be governed by the procedural and substantive laws of the State of Minnesota, to the extent such laws are not preempted by ERISA, notwithstanding any conflict of laws principles. Each Participant, by agreeing to participate in the Plan, consents to the jurisdiction of such court and to the transfer of any action brought in any other court to the venue of such court, and waives any objection based on the doctrine of forum non conveniens or any related doctrine.

14.5    No Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between the Employer and any person, nor shall anything herein contained be deemed to give any person any right to be retained in the employ of the Employer or in any way limit or restrict any such Employer’s right or power to discharge any person at any time and to treat any person without regard to the effect which such treatment might have upon him or her as a Participant in the Plan. Neither the terms of the Plan nor the benefits under the Plan nor the continuance of the Plan shall be a term of the employment of any employee. The Employer shall not be obliged to continue the Plan.

Dated: December 28, 2020

/s/ Ronald J. Shumacher
By:	Ronald J. Shumacher, M.D.
Title:	President
Optum Medical Services, P.C.

SCHEDULE I

EMPLOYERS PARTICIPATING
IN THE

OPTUMCARE EXECUTIVE SAVINGS PLAN

1.    Optum Medical Services, P.C.

2.    4C Medical Group, PLC

3.    American Health Network of Ohio, LLC

4.    American Health Network of Indiana, LLC

5.    Centers for Family Medicine, GP

6.    Greater Phoenix Collaborative Care, P.C.

7.    Highlands Ranch Healthcare, LLC

8.    Inspiris Medical Services of New Jersey, P.C.

9.    Inspiris of Michigan Medical Services, P.C.

10.    Inspiris of New York Medical Services, P.C.

11.    Inspiris of Texas Physicians Group

12.    Jordan Ridge Family Medicine, LLC

13.    ME Urgent Care Nebraska, Inc.

14.    Medical Clinic of North Texas, PLLC

15.    MedExpress, Inc. – Delaware

16.    MedExpress Urgent Care, Inc. – West Virginia

17.    MedExpress Urgent Care Kansas, P.A.

18.    MedExpress Urgent Care – New Jersey, P.C.

19.    MedExpress Urgent Care North Carolina, P.C.

20.    MedExpress Urgent Care, P.C. – Indiana

21.    MedExpress Urgent Care, P.C. – Oklahoma

22.    MedExpress Urgent Care, P.C. – Michigan

23.    MedExpress Urgent Care Texas, P.A.

24.    Memorial Healthcare IPA, GP

25.    Monarch HealthCare, A Medical Group, Inc.

26.    New West Physicians, Inc.

27.    OptumCare New Mexico, LLC

28.    Optum Clinic, P.A.

29.    Optum Medical Services of Colorado, P.C.

30.    ProHealth Physicians, P.C.

31.    Riverside Pediatric Group, P.C.

32.    Robert B. McBeath, M.D., P.C.

33.    Robert B. McBeath, M.D. II, P.C.

34.    Robert B. McBeath, M.D. III, P.C.

35.    TeamMD Physicians of Texas, Inc.

36.    TeamMD Physicians, P.C. (formerly known as Mobile Medical Professionals, Inc.)

37.    WellMed Medical Group, P.A.

38.    WellMed Networks Florida, Inc.

39.    WellMed Networks, Inc.

40.    WND Medical, PLLC dba WellMed Family Care

41.    XLHome, P.C

42.    XLHome of Michigan, P.C.

43.    XLHome Northeast, P.C.

44.    XLHome Oklahoma, Inc.